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EXHIBIT 21

SUBSIDIARIES

LexaLite International Corporation, a Delaware corporation
Agricultural Products, Inc., a California corporation
KVP Falcon Plastic Belting, Inc., a California corporation
Manchester Plastics Co., Inc., a California corporation
Ny-Glass Plastics, Inc., a California corporation
Plastron Industries, Inc., a Delaware corporation
Plastic Specialties, Inc., a Mississippi corporation
Calnetics Corporation, a California corporation
Fullerton Holdings, Inc., a California corporation
Ram Belts & Chains, Inc., a Delaware corporation

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SUBSIDIARIES